Exhibit 24(b)(4)(b)(i)
Guaranteed Minimum Withdrawal Benefit Rider
This Rider is effective on the Rider Date shown in the attached Guaranteed Minimum Withdrawal Benefit Specifications. Election of this Rider is irrevocable and it may only be terminated as provided in the Termination provision below. Except where this Rider provides otherwise, it is a part of, and subject to, the other terms and conditions of the Contract to which it is attached, including applicable Qualified Plan provisions added by Endorsement.
This Rider provides an annual amount that is guaranteed to be available for withdrawal each Contract Year after the Lifetime Income Date (defined below) and continuing during the life of the Covered Person (defined below). This annual amount is referred to as the Lifetime Income Amount (LIA) and it is determined as described in the “Calculation of Lifetime Income Amount (LIA)” provision using the applicable Lifetime Income Percentage shown in the Rider Specifications and the Benefit Base. The LIA is guaranteed to be available, even if the Contract Value is less than the LIA, provided the terms and conditions of this Rider are satisfied. The Benefit Base is established for the sole purpose of determining the Guaranteed Minimum Withdrawal Benefit and is not used in calculating the Contract Value, surrender value or other guaranteed benefits.
This Rider may have limited usefulness in connection with contracts funding tax-qualified programs because partial withdrawals made to satisfy U.S. Treasury minimum distribution rules might result in a proportional reduction in the Benefit Base or the inability to exercise the benefit altogether if such partial withdrawals are not qualifying Life Expectancy Distributions, as defined in this Rider. If you plan to exercise the Guaranteed Minimum Withdrawal Benefit before or after your required minimum distribution beginning date under the Contract, consider whether this Rider is appropriate for your circumstances. You should consult your tax advisor.
Definitions
The following definitions are applicable to this Rider only:

Additional Payment	Any Payment received after the initial Payment.

Benefit Base	The amount used for purposes of calculating the Lifetime Income Amount under this Rider. The Benefit Base cannot be withdrawn in a lump sum or paid as a Death Benefit. The Benefit Base will not exceed the Maximum Benefit Base shown in the Guaranteed Minimum Withdrawal Benefit Specifications.

Covered Person	The person named in the Guaranteed Minimum Withdrawal Benefit Specifications whose life is used to determine the duration of the LIA payments. If the named Covered Person is deceased or is no longer the Annuitant of the Contract, the Rider will terminate.

Designated Investment Option	An Investment Option to and from which a portion of your Contract Value may be transferred as part of our Portfolio Stabilization Process.

Excess Withdrawal Amount	The portion of the withdrawal that causes the total Withdrawal Amounts during a Contract Year to exceed the LIA. In addition, the total amount of any withdrawal taken after total Withdrawal Amounts during a Contract Year exceed the LIA is an Excess Withdrawal Amount. Excess withdrawals may reduce future benefits by more than the Excess Withdrawal Amount.
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Lifetime Income Amount (LIA)	The amount that is guaranteed to be available each Contract Year for withdrawal, during the life of the Covered Person, while this Rider is in effect. The LIA reduces to zero upon the death of the Covered Person or upon a change in Annuitant that removes the Covered Person from the Contract as an Annuitant.

Lifetime Income Date	The earliest date on which the initial LIA is calculated. This date is shown in the Guaranteed Minimum Withdrawal Benefit Specifications.

Portfolio Stabilization Process	A non-discretionary, systematic mathematical process we use each Business Day to determine the amount, if any, that we will reallocate between your elected Investment Options and the Designated Investment Option.

Qualifying Designated Investment Option	An Investment Option that will be counted toward satisfying the Target Designated Investment Option Allocation of our Portfolio Stabilization Process.

Withdrawal Amount	The amount deducted from your Contract Value when you take a withdrawal as defined in your Contract.
Effect Of This Benefit On The Contract
While this Rider is in effect your entire Contract Value must be allocated to the Investment Options we make available with this Rider. By electing to purchase this Rider, you thereby are giving us instructions and authority to make automatic transfers of a portion of your Contract Value to and from the Investment Options you elect and a Designated Investment Option as described in the “Portfolio Stabilization Process” provision of the Investment Options section of this Rider.
You also instruct and authorize us to deem any request to take a partial withdrawal of Contract value while this Rider is in effect as a request to take the Withdrawal Amount on a pro-rata basis from each Investment Option in effect at the time of the withdrawal. All withdrawals under this Rider will reduce your Contract Value on a dollar-for-dollar basis. Withdrawals in any Contract Year that are less than or equal to the Lifetime Income Amount will not be subject to Withdrawal Charges.
The Death Benefit provided by the Contract is also reduced by Withdrawals under this Rider. Withdrawals during a Contract Year prior to the Lifetime Income Date will reduce the Death Benefit on a pro-rata basis. After the Lifetime Income Date, Withdrawals during a Contract Year that are less than or equal to the Lifetime Income Amount will reduce the Death Benefit on a dollar-for-dollar basis. Withdrawals during the Contract Year that exceed the Lifetime Income Amount will reduce the Death Benefit on a pro-rata basis in the same proportion as the Excess Withdrawal Amount divided by the Contract Value prior to the deduction of the Excess Withdrawal Amount.
Notwithstanding the above, if you limit all Withdrawals during a Contract Year after the Lifetime Income Date to the Life Expectancy Distributions elected under an automatic distribution program provided by us, the Withdrawals will reduce the Death Benefit on a dollar-for-dollar basis. (See the “Life Expectancy Distributions” provision.)
This Rider includes limits on Additional Payments that are in addition to any Payment Limits described in your Contract.
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Calculation Of Benefit Base
If this Rider is issued on the Contract Date, the initial Benefit Base equals the amount of your initial Payment(s) to the Contract.
If we issue this Rider to you after the Contract Date but prior to the first Contract Anniversary, then we will calculate the Benefit Base as if this Rider had been issued on the Contract Date.
If we issue this Rider to you on or after the first Contract Anniversary then the initial Benefit Base equals the Contract Value on the Rider Date.
The Benefit Base may increase as a result of Additional Payments, Credits, or Step-Ups and may decrease as a result of Withdrawals as described below. In no event will the Benefit Base exceed the Maximum Benefit Base, shown in the Guaranteed Minimum Withdrawal Benefit Specifications.
Additional Payments
No Additional Payment will be accepted, without our prior approval, on or after the later of the first Contract Anniversary following the Rider Date or the Contract Anniversary after the Covered Person’s age 65 that either:
(a)	exceeds the Additional Payment Limit, shown in the Guaranteed Minimum Withdrawal Benefit Specifications; or

(b)	causes the total of all Additional Payments received since the first Contract Anniversary following the Rider Date to exceed such Additional Payment Limit.
In addition to the above restrictions, no Additional Payments will be accepted after the Maximum Additional Payment Age shown in the Guaranteed Minimum Withdrawal Benefit Specifications. These limits on Additional Payments are in addition to any Payment limitations described in your Contract.
Each time an Additional Payment is received prior to the Lifetime Income Date, the Benefit Base will increase by the amount of that Additional Payment. After the Lifetime Income Date, an increase to the Benefit Base due to an Additional Payment is determined as follows:
(a)	If there have been no Additional Payments, Step-Ups or decreases in Benefit Base since the Lifetime Income Date, then all Withdrawal Amounts since the Lifetime Income Date will be deducted from the Additional Payment. Any Additional Payment remaining after that deduction will be applied to the Benefit Base.

(b)	If the Benefit Base has been adjusted due to Additional Payments, Step-Ups or withdrawals, then the current Additional Payment will be reduced by any Withdrawal Amounts less the amount of any Additional Payments that have not adjusted the Benefit Base. The Withdrawal Amounts and Additional Payments that have not adjusted the Benefit Base are determined beginning with the most recent (i) increase in Benefit Base by an Additional Payment, or (ii) Step-Up, or (iii) decrease due to a withdrawal. Any amount of the current Additional Payment remaining after the reduction will be applied to the Benefit Base.
Credit
For each Contract Year during the Credit Period that you do not make a withdrawal, we will add a Credit to the Benefit Base. The Credit is equal to the applicable Credit Percentage for that Contract Year, as shown in the Guaranteed Minimum Withdrawal Benefit Specifications, multiplied by:
(a)	total Payments applied to the Benefit Base, if this Rider is issued on the Contract Date, or

(b)	the initial Benefit Base, increased by the Payments applied to the Benefit Base (as described in the “Additional Payments” provision in this section) since the Rider Date, if this Rider is added after the Contract Date.
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If the Benefit Base was previously Stepped-Up (as described below in the “Step-Up” provision) and/or decreased (as described below in the “Effect of Withdrawals” provisions), then the Credit will equal the applicable Credit Percentage multiplied by the Benefit Base immediately after the latest Step-Up or decrease, increased by any Payments applied to the Benefit Base since such latest Step-Up or decrease. The Credit will not increase after a reduction in the Benefit Base and will not decrease after a Step-Up.
The Credit will be added to the Benefit Base on the immediately-following Contract Anniversary, prior to the calculation of any Step-Up.
Step-Up
If the Contract Value on any Step-Up Date is greater than the Benefit Base on that date, the Benefit Base will automatically Step-Up to an amount equal to the Contract Value on that Step-Up Date.
Effect of Withdrawals Prior to the Lifetime Income Date
Any withdrawal prior to the Lifetime Income Date will decrease the Benefit Base in the same proportion as the Withdrawal Amount divided by the Contract Value prior to the withdrawal.
Effect of Withdrawals On or After the Lifetime Income Date
We will not reduce the Benefit Base as the result of a withdrawal on or after the Lifetime Income Date provided total Withdrawal Amounts during the Contract Year are less than or equal to the LIA. If a withdrawal causes the total Withdrawal Amounts during a Contract Year to exceed the LIA or if total Withdrawal Amounts already exceed the LIA, we will reduce the Benefit Base in the same proportion as the Excess Withdrawal Amount divided by the Contract Value prior to deduction of the Excess Withdrawal Amount.
For examples of excess withdrawals see the Guaranteed Minimum Withdrawal Benefit Examples following the Specifications.
We will not reduce the Benefit Base as a result of a withdrawal on or after the Lifetime Income Date if all withdrawals during the Contract Year are Life Expectancy Distributions elected under an automatic distribution program, provided by us, even if such Life Expectancy Distributions exceed the LIA for the Contract Year. (See the “Life Expectancy Distributions” provision.)
Calculation Of Lifetime Income Amount (LIA)
The LIA is available beginning on the Lifetime Income Date. The initial LIA is established on the date of the first withdrawal on or after the Lifetime Income Date and is equal to (a) multiplied by (b) where:
(a)	is the applicable Lifetime Income Percentage listed in the Guaranteed Minimum Withdrawal Benefit Specifications; and

(b)	is the Benefit Base (see “Calculation of Benefit Base” provision above).
The applicable Lifetime Income Percentage is based on the Covered Person’s age during the Contract Year of the first withdrawal after the Lifetime Income Date.
Each time the Benefit Base is changed after the LIA is established, the LIA will be re-determined as the Lifetime Income Percentage multiplied by the new Benefit Base.
We do not increase future Lifetime Income Amounts to reflect any portion of the LIA that is not withdrawn in any Contract Year.
Life Expectancy Distributions
For purposes of this Rider, Life Expectancy Distributions are distributions within a calendar year that:
(a)	are part of a series of substantially equal periodic payments over the Owner’s Life Expectancy (or, if applicable, the joint Life Expectancy of the Owner and the Owner’s spouse); and

(b)	are paid to the Owner:
(i)	pursuant to Internal Revenue Code (“Code”) Section 72(t)(2)(A)(iv); or
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(ii)	as required or contemplated by Code Section 401(a)(9), Section 403(b)(10), Section 408(a)(6), Section 408(b)(3), or Section 408A(c)(5), as the case may be (“Qualified Death Benefit Stretch Distributions” and “Required Minimum Distributions”); and
(c)	are the Contract’s proportional share of all such distributions as determined by the Company and based on the Company’s understanding of the Code.
For purposes of this “Life Expectancy Distributions” provision, references to Owner also include the Beneficiary, as applicable.
We reserve the right to make any changes necessary to comply with the Code and Treasury Regulations.
Settlement Phase
When the Rider enters its Settlement Phase, the Contract will continue but all other rights and benefits under the Contract, including death benefits, will terminate and Additional Payments will not be accepted. The Rider Fee will not be deducted during the Rider’s Settlement Phase.
The Rider will enter its Settlement Phase if the Contract Value is less than or equal to the greater of:
(a)	the LIA, , or

(b)	the Settlement Limit listed in the Guaranteed Minimum Withdrawal Benefit Specifications.
You will automatically receive settlement payments during the life of the Covered Person. Settlement payments will be paid monthly unless you elect another frequency and total payments during a Contract Year will equal the LIA. If the Settlement Phase is entered prior to the Lifetime Income Date, then settlement payments will begin on or after the Lifetime Income Date.
If the Covered Person dies during the Settlement Phase, then this Rider terminates and no additional settlement payments will be paid.
There is no Settlement Phase if you take any withdrawal before the Lifetime Income Date and the Contract Value declines to zero during the Contract Year of the withdrawal.
Effect Of Payment Of Death Benefit
If the Contract’s Death Benefit is paid while this Rider is in effect, and if the Beneficiary does not take the Death Benefit as a lump sum under the terms of the Contract, the following will determine whether this Rider continues or terminates:
(a)	If the deceased Owner (Annuitant if the Owner is not an individual) was the Covered Person, the Rider will terminate.

(b)	If the deceased Owner (Annuitant if the Owner is not an individual) is not the Covered Person and the Covered Person remains the Annuitant on the Contract, the Rider will continue. In such instance, anniversaries of the date the Death Benefit was determined will be used instead of the original Contract Anniversary Dates to compare total Withdrawal Amounts to the LIA.
If the Rider continues, under b) above, the Rider Fee will continue (See the “Rider Fee” provision). If the Rider continues, the Benefit Base will automatically Step-Up if the Death Benefit on the date the Death Benefit was determined was greater than the Benefit Base on that date. (See the “Calculation of Benefit Base — Step-Up” provision.)
The Beneficiary is eligible for any remaining Credits and any Step-Ups. However, any such remaining Credits will be calculated and applied on future anniversaries of the date the Death Benefit was determined instead of the original Contract Anniversary Dates. Remaining eligible Step-Up Dates will also be measured beginning from the date the Death Benefit was determined. The latest Step-Up Date, shown in the Guaranteed Minimum Withdrawal Benefit Specifications, as measured beginning from the Rider Date, is still applicable. When Withdrawals deplete
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the Contract Value to zero, if the Benefit Base is still greater than zero, then the Rider enters its Settlement Phase. (See the “Settlement Phase” provision above.)
Rider Fee
To compensate us for assuming risks associated with this Rider, we charge an annual Rider Fee. The Rider Fee is deducted on each Contract Anniversary. The Rider Fee is withdrawn from each Investment Option in the same proportion that the value of Investment Accounts of each Investment Option bears to the Contract Value. The amount of the Rider Fee is equal to the Rider Fee Percentage, shown in the Guaranteed Minimum Withdrawal Benefit Specifications, multiplied by the “Adjusted Benefit Base.” The Adjusted Benefit Base is the Benefit Base that was available on the prior Contract Anniversary adjusted for any Additional Payments applied to the Benefit Base during the Contract Year prior to the current Contract Anniversary.
If a Withdrawal is taken on any date other than the Contract Anniversary and such Withdrawal reduces the Contract Value to zero, we will deduct a pro rata share of the Rider Fee from the amount otherwise payable. In the case of such a total Withdrawal, a pro rata share of the Rider Fee is equal to the Rider Fee Percentage, shown in the Guaranteed Minimum Withdrawal Benefit Specifications, multiplied by the Adjusted Benefit Base, defined above, and then multiplied by the number of days that have elapsed since the previous Contract Anniversary and divided by 365. For purposes of determining the Rider Fee, a total Withdrawal will be deemed to have been taken on the date the Death Benefit is determined and once an Annuity Option has been elected. The Rider Fee will not be deducted during the Rider’s Settlement Phase. The Rider Fee will not be deducted after the Maturity Date if an Annuity Option has commenced.
If the Beneficiary does not take the Death Benefit as a lump sum under the terms of the Contract and the Rider continues, for purposes of this “Rider Fee” provision, the anniversaries of the date the Death Benefit was determined will be considered to be the Contract Anniversaries.
The initial Rider Fee Percentage is shown in the Guaranteed Minimum Withdrawal Benefit Specifications. We reserve the right to change the Rider Fee Percentage upon written notice. We will not change the initial Rider Fee Percentage or any subsequently declared Rider Fee Percentage for the duration of the Rider Fee Guarantee Period shown in the Guaranteed Minimum Withdrawal Benefit Specifications. Any change in the Rider Fee Percentage will be based on our expectations as to future mortality, investment, expense, and persistency experience or regulatory requirements. The Rider Fee Percentage will never exceed the Maximum Rider Fee Percentage shown in the Guaranteed Minimum Withdrawal Benefit Specifications.
If we increase the Rider Fee Percentage, you may refuse to accept the increase and waive all future Step-ups and any Credits that would occur after the initial Credit Period. Refusal to accept the increase is irrevocable and you will not have the ability to opt-in for future Step-ups or Credits. The refusal and waiver described above must be in the form of a Written Request and received in Good Order within 30 days of the effective date of the increase.
Investment Options
General
The Investment Options available as of the Rider Date under Contracts issued with this Rider are shown on the Contract’s Specifications Pages.
You may allocate to one or a combination of the Available Investment Options. The percentages you initially allocated to the Investment Options are shown on the Contract’s Specifications Page. You may transfer among the Investment Options, then available, on any date, subject to the Portfolio Stabilization Process provision below.
Portfolio Stabilization Process
By electing to purchase this Rider, you give us authority to make automatic transfers between your selected Investment Options and the Designated Investment Option. The determination of when, and how much, to transfer is made through a non-discretionary, systematic mathematical process that we call the Portfolio Stabilization Process. We intend the process to protect us by reducing the potential impact of volatile markets on
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the risk we assume from the guarantees provided to you under the Riders and to limit your Contract Value’s exposure to equity markets by allocating Contract Value to the Designated Investment Option during periods of equity market volatility and also when you take withdrawals after the Lifetime Income Date.
Each Business Day, we will apply the formula described in the attached Guaranteed Minimum Withdrawal Benefit Specifications to determine if a portion of your Contract Value will be transferred to or from the Designated Investment Option. The formula determines a Target Designated Investment Option Allocation. If the portion of your Contract Value allocated to the Designated Investment Option and any Qualifying Designated Investment Options is less than the Target Designated Investment Option Allocation, we will transfer a portion of your Contract Value to the Designated Investment Option. The transfer amount will be the amount required to increase the total allocation in the Designated Investment Option and any Qualifying Designated Investment Options to the Target Designated Investment Option Allocation. The transferred amount will be transferred from Investment Options, excluding the Designated Formula Investment Option and Qualifying Investment Option(s), in proportion to the Contract Value allocated to those Investment Options.
If the portion of your Contract Value allocated to the Designated Investment Option and Qualifying Designated Investment Option(s) exceeds the Target Designated Investment Option Allocation and a portion of the Contract Value is allocated to the Designated Investment Option, we will transfer a portion of your Contract Value from the Designated Investment Option. The transfer amount will be the amount required to decrease the total allocation in the Designated Investment Option and Qualifying Investment Option(s) to the Target Designated Investment Option Allocation or the total amount allocated to the Designated Formula Investment Option, if less. This amount will be allocated to the remaining Investment Options in proportion to the Contract Value allocated to those remaining Investment Options.
You may transfer Contract Value to or from the Qualifying Designated Investment Option(s), but may not transfer Contract Value to or from the Designated Investment Option. We may transfer Contract Value to or from the Designated Investment Option through the Portfolio Stabilization Process. We will not transfer amounts to or from the Qualifying Designated Investment Option(s) through the Portfolio Stabilization Process unless we have allocated a portion of your Contract Value to the Designated Investment Option through the Portfolio Stabilization Process and you subsequently transfer the balance of your Contract Value to the Qualifying Designated Investment Option(s). In that case, we will transfer from the Designated Investment Option the portion of your Contract Value allocated to that option. We will reallocate this amount to the Qualifying Designated Investment Option(s) in proportion to the Contract Value allocated to those Investment Options.
We will apply the Portfolio Stabilization Process on a Business Day after all other transactions have been applied to your Contract for that Business Day. As a result, the formula may reallocate amounts that you have transferred to an Investment Option or allocated to an Investment Option through a Payment.
See the examples in the attached Guaranteed Minimum Withdrawal Benefit Examples following the Specifications.
Addition, Deletion or Substitution of Investment Options
We reserve the right to add or delete Investment Options subject to prior approval of the New York Superintendent of Insurance and in compliance with applicable law. We may also change the designation of Investment Options as either a Designated Investment Option or a Qualifying Designated Investment Option. We may establish different Designated Investment Options for different classes of Owners and different annuity contracts that we offer. We may limit certain Investment Options for new Payments or transfers however previous allocations to such Investment Options will not be affected.
Alternate Annuity Option
The Alternate Annuity Option described in this provision will replace the Annuity Option listed on your Contract’s Specifications Pages if this Rider is in effect on your Contract’s Maturity Date. We reserve the right to revise the availability of this option to comply with federal Code or Treasury regulations or other applicable laws or regulations.
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LIA with Cash Refund: Under this option, we will make payments during the lifetime of the Annuitant. After the death of the Annuitant, we will pay the Beneficiary a lump sum amount equal to the excess, if any, of the Contract Value at the election of this option over the sum of the annuity payments made under this option.
The annual amount of the annuity payments will equal the greater of
(a)	the Lifetime Income Amount provided by this Guaranteed Minimum Withdrawal Benefit, if any, or

(b)	the annual amount determined by applying the Contract Value to a Cash Refund Annuity Option on the guaranteed basis provided under the Contract. The Cash Refund Amount is the excess, if any, of the Contract Value at the Maturity Date over the sum of the annuity payments.
Reports
We provide you with periodic reports no less than frequently than annually including certain values listed in the General Provisions of your Contract. While this Rider is in effect, these periodic reports will also include the Benefit Base and, for reports on or after the Lifetime Income Date, the available Lifetime Income Amount. Prior to the Lifetime Income Date the periodic report will indicate the date the Lifetime Income Amount will be available with an option to contact the Company for a projection of the Lifetime Income Amount assuming no future Payments or withdrawals.
Termination
This rider will terminate upon the earliest of:
(a)	the date a Death Benefit is payable and the Beneficiary takes the Death Benefit as a lump sum under the terms of the Contract; or

(b)	the date an Annuity Option commences; or

(c)	the date the Contract Value, the Benefit Base and the LIA all equal zero; or

(d)	the date there is no longer a Covered Person under this Rider; or

(e)	termination of the Contract.
At termination of this Rider, we will deduct a pro-rata share of the Rider Fee. Thereafter the Rider Fee will no longer apply.
JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
     [Secretary]
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Guaranteed Minimum Withdrawal Benefit Specifications

Covered Person:	[John Doe]

Rider Date:	[02/01/2008]

Lifetime Income Date:	[01/01/2025]

Lifetime Income Percentage:	Age of Covered Person	Percentage
	[59 1/2 - 60]	[4.50%]
	[61]	[4.60%]
	[62]	[4.70%]
	[63]	[4.80%]
	[64]	[4.90%]
	[65 and over]	[5.0%]

Credit Period:	Initial: First 10 Contract Years after the Rider Date; or Subsequent: First 10 Contract Years after any Step-ups but not later than the Contract Anniversary following the Covered Person’s 95th birthday.

Credit Percentage:	Age of Covered Person	Percentage
	[64 and under]	[5%]
	[65 and over]	[6%]

Step-Up Date:	Frequency	Beginning	Ending
	[Every 3 years]	[on the [3rd]	[on the [9th]
		Contract	Contract
		Anniversary	Anniversary
		following the	following the
		Rider Date.]	Rider Date.]

	[Every year]	[on the [10th]	[on the
		Contract	Contract
		Anniversary	Anniversary
		following the	following the
		Rider Date.]	[oldest
Owner’s or
Annuitant’s]
[95th]
birthday.]

Maximum Benefit Base:	[$5,000,000]

Additional Payment Limit:	[$100,000]

Maximum Additional Payment Age	On or after the Covered Person’s attained age [81]

Maximum Rider Fee Percentage:	[1.50%]

Rider Fee Percentage:	[1.00%]

The Rider Fee Percentage is not guaranteed. We may change it after the Rider Fee Guarantee Period as described in the Rider Fee provision. The Rider Fee Percentage will not exceed the Maximum Rider Fee Percentage.

Rider Fee Guarantee Period	[Two Contract Years]
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Settlement Limit	$1,000

Portfolio Stabilization Process

Designated Investment Option	[Bond PS]

Qualifying Designated Investment	[Ultra Short Term Bond]
Option	[6 Month DCA]
[12 Month DCA]

Monthly Anniversary	The day in each calendar month that is the same day of the month as the Contract Date. If that day is not a Business Day, the Monthly Anniversary will be the next Business Day. If the Monthly Anniversary is on the 29th, 30th or 31st, then for any month that does not include those dates, the Monthly Anniversary will be the first Business Day of the following month.

Additional Net Payment	Any Net Purchase Payment received after the initial Purchase Payment.

Reference (RV)	An amount used as a reference point to monitor changes in Contract Value for purposes of this Portfolio Stabilization Process. The Reference Value is initially set equal to the Contract Value on the Contract Date. We will reset the Reference Value on each Monthly Anniversary to equal the greater of (a) the current Reference Value or (b) the Contract Value on that day.

Additional Net Payments prior to the Lifetime Income Date increase the Reference Value by the amount of the Additional Net Payment.

Additional Net Payments on or after the Lifetime Income Date increase the Reference Value by the excess, if any, of the Additional Net Payment over any withdrawal since the later of

(a) the Lifetime Income Date, or

(b) the later of:

(i) the date of an Additional Net Payment that increased the Reference Value, or

(ii) The date of a reduction in the Reference Value

The Reference Value is not adjusted for withdrawals that are less than or equal to the LIA. Excess Withdrawals, including all withdrawals prior to the Lifetime Income Date, will reduce the Reference Value in the same proportion as the amount of the withdrawal divided by the Contract Value prior to the withdrawal.

Reference Value Band (RVB)	A measure of the change in Contract Value relative to the Reference Value. RVB is equal to ((a) — (b)) divided by (c) where:

(a) Is the minimum of the Contract Value or 92.5% of the Reference Value;

(b) Is the minimum of the Contract Value or 80% of the Reference Value; and

(c) Is 2.5% of the Reference Value

The value of RVB is truncated to a whole integer and will equal 0, 1, 2, 3, 4 or 5.
The Target Designated Investment Option Allocation formula below will be applied to determine the portion of the Contract Value, if any, that must be allocated to the Designated Investment Option on:
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(a)	any Business Day that RVB is less than RVBa;

(b)	any Business that is the fifth consecutive Business Day that RVB is greater than RVBa;

(c)	any Business Day on which there is an Additional Payment or a transfer among investment options; and

(d)	the Monthly Anniversary if RVB is equal to 0.
On the Contract Date, we will set RVBa equal to the value of RVB calculated on that day. Thereafter RVBa will be reset to the value of RVB on any day that the Target Designated Investment Option Allocation formula is applied as described above. If the Target Designated Investment Allocation formula is applied as a result of (b) above, RVBa will be set equal to minimum value of RVB over the previous five Business Days.

Target Designated Investment Allocation	The sum of (a) plus (b) minus (c) minus (d) where:

	(a)	Is the minimum of the Contract Value or 80% of RV

	(b)	Is RVB multiplied by 2.5% of RV

	(c)	Is 20 divided by WAEAF multiplied by the minimum of the Contract Value or 80% of RV

	(d)	Is RVB multiplied by 2.5% of RV multiplied by F.

Weighted Assumed Equity Allocation Factor (WAEAF)	The weighted average of the Assumed Equity Allocation Factors assigned to each available Investment Option excluding the Designated Investment Option and the Qualifying Designated Investment Option. The weighted average is based on the portion of your Contract Value allocated to each of these Investment Options.

Assumed Equity Allocation
Investment Option	Factor
[Lifestyle Growth PS	70
Lifestyle Balanced PS	50
Lifestyle Moderate PS	40
Lifestyle Conservative PS	20]

The Assumed Equity Allocation Factor for an Investment Option is assigned at issue of the Rider and will not change while the Rider is in effect. If we make additional Investment Options available after the Rider is issued, the Assumed Equity Allocation Factor, if any, for those additional Investment Options will be assigned when they are first made available and will not change while the Rider is in effect.

Factor (F)	32 X WAEAF – 540 + RVB X (WAEAF – 20)
5 X WAEAF
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Guaranteed Minimum Withdrawal Benefit Examples
Excess Withdrawals
The following examples assume a Benefit Base of $75,000 and an LIA of [$3,750] based on a Lifetime Income Percentage of [5]%. Your actual percentage will depend on your age during the Contract Year of your first withdrawal after the Lifetime Income Date.
Example 1: Withdrawal when Contract Value is less than Benefit Base
Assume you take a withdrawal of $[4,000] when the Contract Value is equal to $50,000. We first reduce the contract by the LIA of $[3,750] to $[46,250]. This portion of the withdrawal does not reduce the Benefit Base. We next reduce the Benefit Base in the same proportion as the Excess Withdrawal Amount reduces the Contract Value. The reduced Benefit Base will equal $[74,594.59] = $75,000 — $75,000 x ($[250/$46,250]). The reduced LIA will equal $[3,729.73].
Example 2: Withdrawal when Contract Value is less than Benefit Base
Assume you take a withdrawal of $[4,000] when the Contract Value is equal to $100,000. We first reduce the contract by the LIA of $[3,750] to $[96,250]. This portion of the withdrawal does not reduce the Benefit Base. We next reduce the Benefit Base in the same proportion as the Excess Withdrawal Amount reduces the Contract Value. The reduced Benefit Base will equal $[74,805.19] = $75,000 — $75,000 x ($[250/$96,250]). The reduced LIA will equal $[3,740.26].
Portfolio Stabilization Process
The following examples assume three separate contracts are purchased on the same day, January 17, 20xx. The initial Purchase Payment for each contract is $100,000. The examples are based on hypothetical performance that varies by Subaccount.
o	Owner A allocates the entire $100,000 to [Lifestyle Growth PS Subaccount].

o	Owner B allocates the entire $100,000 to [Lifestyle Conservative PS Subaccount]

o	Owner C allocates $50,000 to [Lifestyle Balanced PS] and $50,000 to [Lifestyle Conservative PS] Subaccount.
Example 1: Initial Reference Value, RV Ratio and RVB
The initial Reference Value is equal to the initial Contract Value of $100,000 for each of the four contracts. The Reference Value Ratio (RV Ratio) is equal to the Contract Value divided by the Reference Value $100,000/$100,000 which is 100%. Since the RV Ratio is greater than 92.5%, the RVB is set equal to 5.
Example 2: Monthly Review of Reference Value
Assume that February 17, 20xx falls on a weekend and that the next Business Day is February 19, 20xx. At the end of the day on February 19, 20xx, we will compare the Contract Value on each of these four contracts to the Reference Value for the contract.
a)	Assume that the Contract Value on Owner A’s contract has increased to $101,240.69. We will increase the Reference Value to $101,240.69. The RV Ratio will equal 100% and the RVB will equal 5.

b)	Assume that the Contract Value on Owner B’s contract has decreased to $99,273.66. Since the Contract value is less than the current Reference Value, the Reference Value will remain equal to $100,000. The RV Ratio will equal 99.27% and the RVB will still equal 5.
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Example 3: Decrease in RVB
a)	Assume that the Contract Value of Owner A’s contract decreases to $98,607.07 after the Reference Value has increased to $107,166.40. The RV Ratio is 92.01% ($98,607.07/$107,166.40) and the RVB is equal to 4. The Contract Value is allocated 100% to the [Lifestyle Growth PS] Subaccount, so the dollar-weighted Assumed Equity Allocation Factor (AEAF) is equal to [70] the AEAF for the [Lifestyle Growth PS Subaccount]. The Portfolio Stabilization Process calculates that $[13,778.54] ([13.97]% of the Contract Value) must be allocated to the [Bond PS] Subaccount. This amount is transferred from the Lifestyle Growth PS Subaccount.

b)	Assume that the Contract Value of Owner B’s contract decreases to $93,996.36 after the Reference Value has increased to $101,961.31. The RV Ratio is 92.19% ($93,996.36/$101,961.31) and the RVB is equal to 4. The Contract Value is allocated 100% to the [Lifestyle Conservative PS] Subaccount, so the Assumed Equity Allocation Factor (AEAF) is equal to [20] the AEAF for the [Lifestyle Conservative PS] Subaccount. The Portfolio Stabilization Process calculates that there is no required allocation to the [Bond PS] Subaccount. As long as the Contract Value remains allocated 100% to the [Lifestyle Conservative PS] Subaccount, the AEAF of [20] will result in no required allocation to the [Bond PS] Subaccount.

c)	Assume that the Contract Value of Owner C’s contract decreases to $95,650.52 ($47,404.53 allocated to the [Lifestyle Balanced PS] Subaccount and $48,245.99 allocated to the [Lifestyle Conservative PS] Subaccount) after the Reference Value increased to $103,878.27. The RV Ratio is 92.08% ($95,650.52/$103,878.27) and the RVB is equal to 4. The Contract Value is allocated to both the [Lifestyle Balanced PS ]and the [Lifestyle Conservative PS Subaccounts, so the dollar-weighted Assumed Equity Allocation Factor (AEAF) is equal to [34.87] = ([50] x $47,404.53 + [20] x $48.245.99)/$95,650.52. The Portfolio Stabilization Process calculates that $[7,973.03] ([8.34]%) is required to be allocated to the [Bond PS] Subaccount. This amount will be transferred proportionally from the [Lifestyle Balanced PS] and [Lifestyle Conservative PS] Subaccounts.
Example 4: Increase in RVB
After Contract Value has been allocated to the [Bond PS] Subaccount, the Portfolio Stabilization Process will transfer Contract Value back to the [Lifestyle PS] Subaccounts when the RVB increases to a higher level and remains at least at that level for 5 business days.
a)	Assume that the RVB for Owner A’s contract is 3. If the RVBs calculated for the next 10 days equal 3, 3, 4, 4, 3, 4, 4, 4, 4, 4, on day 10 the Portfolio Stabilization Process will determine the amount to be transferred from the [Bond PS] Subaccount. Assume that the Contract Value on that day is $96,877.75 with $70,142.03 allocated to [Lifestyle Growth PS] Subaccount and $26,735.72 allocated to [Bond PS] Subaccount. The Contract Value in the [Lifestyle PS] Subaccounts is allocated 100% to the [Lifestyle Growth PS] Subaccount, so the Assumed Equity Allocation Factor (AEAF) is equal to [70]. The Portfolio Stabilization Process calculates that $[13,778.54] must be allocated to the [Bond PS] Subaccount. Since $26,735.72 is allocated to the [Bond PS] Subaccount, the excess amount of $[12,957.19] is transferred from the [Bond PS] Subaccount to the [Lifestyle Growth PS] Subaccount.

b)	Assume that the RVB for Owner C’s contract is 4. If the RVB calculated for the next 5 days equal 5, 5, 5, 5, 5, on day 5 the Portfolio Stabilization Process will determine the amount to be transferred from the Bond PS Subaccount. Assume that the Contract Value on that day is $96,747.40 with $44,559.39 allocated to [Lifestyle Balanced PS] Subaccount, $44,323.12 allocated to [Lifestyle Conservative PS] Subaccount, and $7,864.89 allocated to [Bond PS] Subaccount. The dollar-weighted AEAF is equal to [35.04] = ([50] x $44,559.39 + [20] x $44,323.12)/($44,559.39 + $44,323.12). Based on the RVB of 5, the Portfolio Stabilization Process does not require any allocation to the [Bond PS] Subaccount. Since $7,864.89 is allocated to the [Bond PS] Subaccount, the Portfolio Stabilization Process will transfer the
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$7,864.89 from the [Bond PS] Subaccount proportionally to the [Lifestyle Balanced PS] and [Lifestyle Conservative PS] Subaccounts.
Example 5: Withdrawals
a)	Assume that Owner A takes a withdrawal of the Lifetime Income Amount on a day when the Contract Value is $95,267.50 ($68,357.88 allocated to the [Lifestyle Growth PS] Subaccount and $26,909.62 allocated to the [Bond PS] Subaccount), the Reference Value is $107,166.40, the RVB is 3 and the Lifetime Income Amount is $5,000. The $5,000 will be withdrawn proportionally from the [Lifestyle Growth PS] and [Lifestyle Bond PS] Subaccounts. The total Contract Value after the withdrawal is $90,267.50. The withdrawal of the Lifetime Income Amount does not reduce the Reference Value so the RV Ratio is now $90,267.50/$107,166.40 = 84.23%. The RVB is 1. The Portfolio Stabilization Process determines the amount required to be allocated to the [Bond PS Subaccount] is $50,521.30. The Portfolio Stabilization Process will transfer $25,024.00 from the [Lifestyle Growth PS] Subaccount to the [Bond PS] Subaccount.

b)	Assume that Owner C takes a withdrawal of $5,000 prior to the Lifetime Income Date on a day when the Contract Value is $95,408.90 ($41,687.32 allocated to the [Lifestyle Balanced PS] Subaccount, $45,945.49 allocated to the [Lifestyle Conservative PS] Subaccount, and $7,776.09 allocated to the [Bond PS] Subaccount), the Reference Value is $103,878.27, and the RVB is 4. The total Contract Value after the withdrawal is $90,408.90. The withdrawal is an excess withdrawal since it is prior to the Lifetime Income Date and therefore it reduces the Reference Value proportionally. Since the Reference Value is reduced in the same proportion as the Contract Value, the RV Ratio and RVB do not change. The Portfolio Stabilization Process will not calculate a transfer.
Example 6: Transfer
a)	Assume that when the Contract Value is $100,767.36 ($48,399.35 allocated to the [Lifestyle Growth PS] Subaccount and $52,368.01 allocated to the [Bond PS] Subaccount), Contract Owner A elects to transfer the balance from the [Lifestyle Growth PS] Subaccount to the [Lifestyle Balanced PS] Subaccount. There is no change to the RV Ratio or the RVB. As a result of the transfer the AEAF decreases from 70 to 50. The amount required to be allocated to the [Bond PS] Subaccount is $44,417.90. The Portfolio Stabilization Process will transfer $7,950.11 from the [Bond PS] Subaccount to the [Lifestyle Balanced PS] Subaccount.

b)	Assume that when the Contract Value is $97,240.68 (100% allocated to the [Lifestyle Conservative PS] Subaccount), Contract Owner B elects to transfer $20,000.00 from the [Lifestyle Conservative PS] Subaccount to the [Lifestyle Moderate PS] Subaccount. The RVB is 4 and it does not change as a result of the transfer. As a result of the transfer the AEAF in now equal to [24.11] = ([40] x $20,000.00 + [20] x $77,240.68)/($97.240.68). The required allocation to the [Bond PS] Subaccount is $3,285.55. The Portfolio Stabilization will transfer $[3,285.55] proportionally from the [Lifestyle Moderate PS] Subaccount and the [Lifestyle Conservative PS] Subaccount to the [Bond PS] Subaccount.
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